Exhibit 10.1

DEMAND PROmissory Note

ISSUER:	FOCUS GOLD CORPORATION
(the “Debtor”)

HOLDER:	__PEDRO PIÑA CASTULO __
(the “Holder”)

DATE:	JULY 12, 2011

FOR VALUE RECEIVED, the Debtor hereby acknowledges itself indebted to, and promises to pay to the Holder in wire of immediately available funds, the principal sum of TWO HUNDRED THOUSAND DOLLARS (US$200,000) (the “Principal”) in the manner set forth herein.

1.	The Debtor shall pay all Principal, Fees and Interest without setoff or counterclaim and with deduction or withholding for or on account of any present or future taxes, levies, duties, imports or other charge of any kind. The entire unpaid Principal and Commitment Arrangement and Placement fees of $59,000 owing by the Debtor to the Holder evidenced hereby and all Interest (as defined herein) accrued thereon shall forthwith become due and payable upon demand after August 30, 2011;

2.	The outstanding Principal shall bear interest at the rate of 2% per month calculated monthly and compounded monthly (the “Interest”) and payable (in cash or in-kind) at maturity.

3.	If repaid in its entirety prior to August 11, 2011, the Principal and Commitment Arrangement and Placement fees shall be reduced by approximately $15,000 such that the total amount repayable plus fees, plus accrued interest would be $250,000.

4.	This Promissory Note shall remain an obligation of the Debtor until the Principal and the Fees and Interest then accrued or owing thereon has been fully satisfied by the Debtor. If not repaid upon demand within 3 days, the Holder may elect to receive as full repayment for the loan in common shares of the Debtor. Such amount of common shares to be determined by multiplying the Principal times 5 and dividing by the 10 day average closing price of the Debtor on the OTCBB prior to the date of demand.

5.	The Holder, its affiliates, agents or representatives shall not cause or engage in, in any manner whatsoever, any direct or indirect short-selling or hedging of the common stock of the Company.

6.	This Promissory Note shall be governed by the laws of the Province of Ontario, which laws shall be applicable to the interpretation, construction and enforcement thereof.

7.	A waiver by the Holder of any right or remedy under this Promissory Note on any occasion shall not be a bar to exercise of the same right or remedy on any subsequent occasion or of any other right or remedy at any time. The Debtor hereby expressly waives presentment, demand, and protest, dishonor and nonpayment of this Promissory Note, and all other notices or demands of any kind in connection with the delivery, acceptance, performance, default or enforcement hereof, and hereby consents to any delays, extensions of time, renewals, waivers or modifications that may be granted or consented to by the Holder with respect to the time of payment or any other provision hereof.

8.	This Promissory Note may only be assigned, transferred, changed or modified by agreement in writing signed by the Holder or its heirs, executors, administrators, successors or assigns and the Debtor or its successors or assigns, and the provisions hereof shall bind and enure to the benefit of the respective heirs, executors, administrators, successors and assigns of the Holder and the Debtor.

IN WITNESS WHEREOF the Debtor has executed this Promissory Note as of the date first set forth above.

FOCUS GOLD CORPORATION

Per: /s/Grant W. White
Grant W. White
Title: Director and CEO

I have authority to bind the Debtor